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                                   EXHIBIT A



      Consulting Agreement Terms and Provisions, April 21, 1997 - Bolton


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April 21, 1997

Mr. Richard Bolton
225 Rector Place
Suite PHG
New York, NY  10280

Dear Mr. Bolton:

This letter will service as an agreement between Industrial Services of America, Inc. ("ISA" or the "Company") and Richard Bolton with respect to the retention of Richard Bolton to provide financial advisory and investment banking services on behalf of ISA in its interest in acquiring specified companies in the United States (the "target" or the "target company").

1.0   FINANCIAL ADVISORY AND INVESTMENT BANKING SERVICES

1.1 Richard Bolton will represent the Company to each of the proposed targets, assist in identifying potential targets, and begin a dialogue with the intent of determining each target's interest in being acquired by ISA or, alternatively, entering into a joint venture or other "partnering" agreement with ISA.

1.2 Upon an indication of interest on the part of a target company, Richard Bolton will perform preliminary due diligence and provide ISA with an initial valuation determination. Upon an agreement in principle with a target company, Richard Bolton will undertake with ISA a more intensive due diligence review.

1.3 Subject to the approval of ISA, Richard Bolton will coordinate final negotiations and transaction documentation with each target company. Richard Bolton will assist the Company in selecting local professional services such as legal counsel, accounting, appraisers, etc. and will assist in coordinating certain regulatory and governmental compliance issues.

1.4 Richard Bolton will review each transaction as to structure and recommend to the Company any modifications which it believes may be appropriate under the circumstances.



2.0   RETENTION OF RICHARD BOLTON

2.1 ISA hereby retains Richard Bolton on a non-exclusive basis for a minimum term of twelve (12) months from the date hereof (the "initial term") to perform the services outlined in Section 1 hereof. Upon its execution of this Agreement, ISA shall pay to Richard Bolton an initial retainer in the form of an option to acquire one hundred thousand (100,000) shares of common stock, to be registered on form S-8 on or before June 30, 1997, as promulgated by the Securities and Exchange Commission, at an exercise price of $5.50 per share, which shall be exercisable in whole or in part and from time to time at the sole discretion of Richard Bolton for a period of three (3) years from the date of this Agreement. Additionally, Richard Bolton shall be granted an option to acquire twenty-five thousand shares, under Rule 144, or in such other form as to make the shares Richard Bolton acquires freely tradable, from Harry Kletter individually at an exercise price of $5.50 per share, which shall be exercisable in whole or in part and from time to time at the sole discretion of Richard Bolton.

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2.2   In addition to the payment of retainer fees, ISA shall reimburse Richard
      Bolton for all reasonable, direct, out-of-pocket expense incurred on behalf of ISA, which shall include all reasonable travel-related, telephone and facsimile expenses, duplicating, printing, binding and courier expenses and fees of legal counsel provided, however, that the engagement of any such counsel shall have been pre-approved by ISA. Further, any item of expense exceeding two hundred and fifty dollars
      (USD $250) shall be pre-approved by ISA prior to occurrence.

3.0   ANNOUNCEMENT BY RICHARD BOLTON

3.1 If any transaction contemplated by this Agreement is completed, Richard Bolton may at his option and expense, place a conventional announcement in newspapers and periodicals of its choice stating that Richard Bolton has acted as financial advisor to ISA given, however, that ISA has the right to approve any announcement prior to publication.

4.0   NO AGENCY

4.1 Richard Bolton understands and acknowledges that this letter shall not create or imply any agency agreement between the parties. Richard Bolton shall not have the right to commit ISA, its officers, directors or shareholders in any manner except as shall have been specifically authorized in writing by ISA.

5.0   INDEMNIFICATION

5.1 In connection with the services which Richard Bolton has agreed to render to ISA herein, the Company shall indemnify Richard Bolton, him harmless against any losses, claims, damages or liabilities to which Richard Bolton may become subject in connection with his rendering of such services except for such loses, claims, damages or liabilities resulting from or arising out of the gross negligence or willful misconduct of Richard Bolton. Richard Bolton will promptly notify SIA upon receipt of any notices of claim or any threat to institute an action or proceeding for which he or any other person claims entitlement to indemnification pursuant to this provision and will promptly notify ISA after any such proceeding is commenced. In the event Richard Bolton becomes involved in any action or proceeding for which it is indemnified hereunder, the Company shall reimburse Richard Bolton for any reasonable legal or other expenses reasonably incurred by it in connection with investigating, preparing to defend or defending any lawsuits or other proceedings arising in any manner out of or in connection with the rendering of such services. ISA agrees that the indemnification and reimbursement commitment set forth in this Agreement shall apply whether or not Richard Bolton is a formal party to any such lawsuits or other proceedings, provided that Richard Bolton has a reasonable basis to believe that it is likely to be named in a formal action. Richard Bolton shall be entitled to retain separate counsel of his choice in connection with any of the matters to which such commitments relate and that such commitments shall extend upon the terms set forth in this Agreement to any controlling person, director, officer, employee or other agent of Richard Bolton.

5.2 In connection with the services which Richard Bolton has agreed to render to ISA herein, Richard Bolton shall indemnify ISA, its officers, directors, agents, and hold it harmless against any losses, claims, damages or liabilities to which ISA may become subject in connection with Richard Bolton's rendering of such services except for such losses, claims, damages or liabilities resulting from or out of the gross negligence or willful misconduct of ISA. ISA will promptly notify Richard Bolton upon receipt of any notices of claim or any threat to institute an action or proceeding for which he or any other person claims entitlement to indemnification pursuant to this provision and will promptly notify Richard Bolton after any such proceeding is commenced. In the event ISA becomes involved in any action or proceeding for which he is indemnified hereunder, Richard Bolton shall reimburse ISA for any reasonable legal or other expenses reasonably incurred by it in connection with investigating, preparing to defend or defending any lawsuits or other proceedings arising in any manner out of or in connection with rendering

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      of such services. Richard Bolton agrees that the indemnification and reimbursement commitment set forth in this Agreement shall apply whether or not ISA is a formal party to any such lawsuits or other proceedings, provided that ISA has a reasonable basis to believe that it is likely to be named in formal action. ISA shall be entitled to retain separate counsel of its choice in connection with any of the matters to which such commitments relate and that such commitments shall extend upon the terms set forth in this Agreement to any controlling person, director, officer, employee or other agent of ISA.

5.3 The indemnity agreement contained in this Section 5.0 and the representations and warranties of ISA and Richard Bolton contained in this Agreement shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by Richard Bolton or on behalf of Richard Bolton or on behalf of ISA, its officers or directors or any other person controlling the Company or (iii) consummation of the transaction(s) contemplated by this Agreement.

6.0   MODIFICATION/SEVERABILITY

6.1 The Agreement represents the entire agreement between the parties which may not be amended or modified except in writing, and shall be binding upon and inure to the benefit of the parties and their successors and assigns. If any provision of this Agreement, or part thereof, shall be held to be invalid or unenforceable, it shall not affect the validity or enforceability of the remaining part or any other provision of this Agreement.

7.0   HEADINGS

7.1 Headings are for the convenience only and shall not affect the interpretation or meaning of the context thereunder.

8.0   REPRESENTATIONS AND WARRANTIES

8.1 By execution of this Agreement, each of the parties hereto represents and warrants the other party hereto, and each of the parties hereto shall be entitled to rely fully upon such representations, that (i) it has full and complete corporate authority to enter into this Agreement,
      (ii) that the officer executing on behalf of such party is duly empowered to so execute and, as of the date of this signing, holds in good standing the office indicated and (iii) that such party intends to be legally bound by the terms set forth herein which shall be governed and interpreted under the laws of the State of Illinois. Moreover, Richard Bolton represents and warrants to ISA that it will materially comply with all applicable securities laws; provided, however, that ISA acknowledges that Richard Bolton is a private advisory firm and not a broker-dealer for purposes of such laws.

                                    Industrial Services of America,




                                    -----------------
                                    Harry Kletter

ACCEPTED AND AGREED TO:





By:   __________________
      Mr. Richard Bolton